Exhibit 4.9

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is dated as of May 10, 2007 by and between Great Western Bancorporation, Inc., an Iowa corporation (“Great Western”), and The Bank of New York Trust Company, National Association, a national banking association (successor to JPMorgan Chase Bank, National Association) (the “Trustee”).

RECITALS

WHEREAS, Sunstate Bancshares, Inc., an Arizona corporation (“Sunstate”) and the JPMorgan Chase Bank, National Association, as Trustee entered into an Indenture dated as of June, 1, 2005 (the “Indenture”), pursuant to which the Junior Subordinated Debt Securities due June 15, 2035 (the “Debt Securities”) have been issued by Sunstate; and

WHEREAS, The Bank of New York Trust Company, National Association, is the successor Trustee under the Indenture (the “Trustee”); and

WHEREAS, on the date of this Supplemental Indenture, Great Western has assumed the obligations of Sunstate under the Indenture and Sunstate has been relieved of any further liability or obligation under the Indenture or upon the Debt Securities in accordance with that certain Agreement for Purchase of Common Shares of Sunstate Bank dated February 22, 2007 (the “Purchase and Assumption Agreement”) by and between Great Western and Sunstate; and

WHEREAS, Sections 11.01 and 11.02 of the Indenture require that Great Western expressly assume, by a supplemental indenture executed and delivered to the Trustee by Great Western, the due and punctual payment of the principal of and premium, if any and the interest on all of the Debt Securities in accordance with their terms, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed or observed by Sunstate; and

WHEREAS, Section 9.01(a) of the Indenture authorizes, without the consent of any Securityholders, the execution of a supplemental indenture to evidence the succession of another corporation to Sunstate, and the assumption by any such successor of the covenants, agreements, and obligations of Sunstate under the Indenture; and

WHEREAS, Great Western and Sunstate each have delivered to the Trustee an Officer’s Certificate stating that the Purchase and Assumption Agreement and this Supplemental Indenture comply with Article IX and Article XI of the Indenture and that all conditions precedent therein provided for relating to the Merger have been complied with, and an Opinion of Counsel to the same effect; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Indenture.

NOW, THEREFORE, in compliance with Articles IX and XI of the Indenture, and in consideration of the covenants contained herein and intending to be legally bound hereby, Great Western and the Trustee, for the benefit of the Securityholders, agree as follows:

1. Assumption of Payment and Performance. Great Western hereby expressly assumes the due and punctual payment of the principal of and premium, if any and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions of the Indenture on the part of Sunstate to be performed or observed.

2. Effect of Supplemental Indenture. Upon the execution of this Supplemental Indenture, (i) the Indenture has been and hereby is modified in accordance herewith; (ii) this Supplemental Indenture forms a part of the Indenture for all purposes; (iii) except as modified and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect; (iv) the Debt Securities shall continue to be governed by the Indenture; and (v) every Securityholder heretofore or hereafter under the Indenture shall be bound by this Supplemental Indenture.

3. Successor. Great Western also succeeds to and is substituted for Sunstate with the same effect as if the Company had originally been named in the Amended and Restated Declaration of Trust, dated as of June 1, 2005 (the “Trust Agreement”), as Sponsor (as defined in the Trust Agreement).

4. Representations and Warranties. Great Western represents and warrants that (a) it has all necessary power and authority to execute and deliver this First Supplemental Indenture and to perform the Indenture, (b) that it is the successor of Sunstate pursuant to the purchase of substantially all of the assets of Sunstate effected in accordance with applicable law, (c) that it is a banking holding company organized and existing under the laws of the State of Iowa, (d) that both immediately before and after giving effect to this First Supplemental Indenture, no Default or Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and is continuing and (e) that this First Supplemental Indenture is executed and delivered pursuant to Section 9.01(a) and Article XI of the Indenture and does not require the consent of the Securityholders.

5. Notation on Debt Securities. Debt Securities authenticated and delivered on or after the date hereof shall bear the following notation, which may be printed or typewritten thereon:

“Pursuant to the First Supplemental Indenture, dated as of May 10, 2007 and effective on that date, Great Western Bancorporation, Inc. has assumed the obligations of Sunstate Bancshares, Inc. and the performance of every covenant and condition of the Indenture on the part of Sunstate Bancshares, Inc. to be performed or observed.”

If Great Western shall so determine, new Debt Securities so modified as to conform to the Indenture as hereby supplemented, in form satisfactory to the Trustee, may at any time hereafter be prepared and executed by Great Western and authenticated and delivered by the

Trustee or the Authenticating Agent in exchange for the Debt Securities then outstanding, and thereafter the notation herein provided shall no longer be required. Anything herein or in the Indenture to the contrary notwithstanding, the failure to affix the notation herein provided as to any Debt Security or to exchange any Debt Security for a new Debt Security modified as herein provided shall not affect any of the rights of the holder of such Debt Security.

6. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Great Western.

7. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles thereof.

8. Successors and Assigns. This Supplemental Indenture shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and the holders of any Debt Securities then outstanding.

9. Headings. The headings used in this Supplemental Indenture are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Supplemental Indenture.

10. Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written.

GREAT WESTERN BANCORPORATION, INC.

By:	/s/ Jeffory A. Erickson
Jeffory A. Erickson, Vice Chairman

THE BANK OF NEW YORK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Maria D. Calzado
Name:	Maria D. Calzado
Title:	Vice President

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